Exhibit 99.1

First Quarter 2014 Financial Highlights
Income Statement

•
Net income available to common shareholders was $393 million, or $0.73 per average common diluted share, compared to $413 million, or $0.77 per share, in the prior quarter. Both quarters' results included discrete items that benefited the effective tax rate.

•	Total revenue decreased $31 million, or 2%, compared to the prior quarter.

◦	Net interest income declined slightly due to fewer days.

◦
Noninterest income decreased $23 million compared to the prior quarter driven by lower transaction-related fees and seasonally lower investment banking income, partially offset by higher mortgage-related income. Compared to the first quarter of 2013, noninterest income increased across most categories, except for the anticipated decline in mortgage production income due to lower refinance activity.

•	Noninterest expense decreased $4 million sequentially.

◦
Compensation and benefits costs increased $77 million compared to the fourth quarter primarily due to the typical increase in incentive and employee benefit-related costs recognized in the first quarter. All other expense categories declined compared to the prior quarter. Compared to the first quarter of 2013, expenses were largely unchanged.

Balance Sheet

•
Average performing loans increased $2.9 billion sequentially, or 2%, with growth concentrated in C&I, commercial real estate, and consumer loans. Average performing loans increased $8.2 billion, or 7%, compared to the first quarter of 2013 driven by broad-based growth.

•	Average client deposits increased 1% both sequentially and from the first quarter of 2013 with the favorable mix shift toward lower-cost deposits continuing.

Capital

•	Estimated capital ratios continued to be well above regulatory requirements. The Basel I and Basel III Tier 1 common ratios were an estimated 9.9% and 9.7%, respectively.

•	During the quarter, the Company announced capital plans, subject to the approval of SunTrust's Board of Directors, that include:

◦	The purchase of up to $450 million of its common shares between the second quarter of 2014 and the first quarter of 2015.

◦	An increase in the quarterly common stock dividend from $0.10 per share to $0.20 per share.

•
Book value per share was $39.44 and tangible book value per common share was $27.82, up 2% and 3%, respectively compared to December 31, 2013. The increase was primarily due to retained earnings growth.

Asset Quality

•	Asset quality continued to improve as nonperforming loans decreased 5% from the prior quarter and totaled 0.72% of total loans at March 31, 2014.

•	Annualized net charge-offs decreased to 0.35% of average loans compared to 0.40% in the prior quarter, while the allowance for loan losses to total loans ratio declined slightly to 1.58%.

•	The provision for credit losses was stable on a sequential quarter basis and declined $110 million compared to the first quarter of 2013.

Income Statement (presented on a fully taxable-equivalent basis)	1Q 2013	1Q 2014
(Dollars in millions, except per share data)
Net income available to common shareholders	$340	$393
Earnings per average common diluted share	0.63	0.73
Total revenue	2,114	2,030
Total revenue, excluding net securities gains/losses	2,112	2,031
Net interest income	1,251	1,239
Provision for credit losses	212	102
Noninterest income	863	791
Noninterest expense	1,353	1,357
Net interest margin	3.33%	3.19%

Balance Sheet
(Dollars in billions)
Average loans	$120.9	$128.5
Average consumer and commercial deposits	127.7	128.4

Capital
Tier 1 capital ratio(1)	11.20%	10.85%
Common equity Tier 1 ratio(1)	10.13%	9.90%
Total average shareholders’ equity to total average assets	12.29%	12.28%

Asset Quality
Net charge-offs to average loans (annualized)	0.76%	0.35%
Allowance for loan losses to period end loans	1.79%	1.58%
Nonperforming loans to total loans	1.21%	0.72%
 (1) Current period Tier 1 capital and common equity Tier 1 ratios are estimated as of April 21, 2014.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.0 billion for the current quarter, a decrease of $31 million, or 2%, compared to the prior quarter. The decrease was primarily driven by modest declines in net interest income and noninterest income, driven by fewer days in the current quarter and seasonally lower investment banking income, partially offset by higher mortgage-related income. Compared to the first quarter of 2013, total revenue declined $84 million, or 4%, primarily driven by declines in mortgage production income and net interest income and partially offset by higher investment banking, mortgage servicing, and wealth management related income.

Net Interest Income
Net interest income was $1.2 billion for the current quarter, a decrease of $8 million from the prior quarter primarily driven by two fewer days in the current quarter and a one basis point decline in the net interest margin, which were partially offset by higher average loan balances. Compared to the first quarter of 2013, net interest income decreased $12 million primarily due to a 14 basis point decline in the net interest margin, which was partially offset by higher average loan balances.
Net interest margin for the current quarter was 3.19%, a decrease of one basis point from the prior quarter, as the yield on loans declined three basis points. This was partially offset by a one basis point decline in interest-bearing deposit costs. The net interest margin decreased 14 basis points compared to the first quarter of 2013 primarily due to a 17 basis point decrease in earning asset yields, partially offset by a four basis point reduction in interest-bearing liability rates.
Noninterest Income
Noninterest income was $791 million for the current quarter compared to $814 million for the prior quarter and $863 million for the first quarter of 2013. Compared to the prior quarter, the $23 million decrease was primarily due to seasonal declines in service charges and investment banking income; however, also contributing to the decline was higher mark-to-market valuation losses on the Company's fair value debt, as well as declines in other income. These declines were partially offset by an increase in mortgage-related income. Compared to the first quarter of 2013, the $72 million decrease was primarily due to reductions in mortgage production income, partially offset by increases in investment banking, mortgage servicing, and wealth management related income.
Mortgage production income for the current quarter was $43 million compared to $31 million for the prior quarter and $159 million for the first quarter of 2013. The $12 million sequential quarter increase was driven by a decline in the mortgage repurchase provision and higher mark-to-market valuation gains on certain loans carried at fair value, partially offset by a decline in origination fees. Mortgage production volume declined to $3.1 billion in the current quarter compared to $3.9 billion in the prior quarter primarily due to a reduction in refinance activity. Compared to the first quarter of 2013, mortgage production income decreased $116 million due to a 65% decline in production volume and a decline in gain on sale margins. The mortgage repurchase provision was $5 million during the current quarter and the mortgage repurchase reserve was $83 million at March 31, 2014.
Mortgage servicing income was $54 million in the current quarter compared to $38 million in both the prior quarter and the first quarter of 2013. The $16 million increase compared to the prior quarter was due to a slower pace of loan prepayments and improved net hedge performance, whereas the increase compared to the first quarter of 2013 was primarily due to a slower pace of loan prepayments. The servicing portfolio was $135 billion at March 31, 2014 compared to $142 billion at March 31, 2013.
Investment banking income was $88 million for the current quarter compared to $96 million in the prior quarter and $68 million in the first quarter of 2013. The $8 million sequential quarter decrease was driven by a seasonal decline in M&A advisory and equity offering fees, partially offset by higher loan syndication income. The $20 million increase compared to the first quarter of 2013 was due to growth in loan syndication, M&A advisory, and equity offering fees.
Trading income was $49 million for the current quarter compared to $57 million for the prior quarter and $42 million for the first quarter of 2013. The $8 million sequential quarter decrease was due to a $13 million increase in mark-to-market valuation losses on the Company's fair value debt, partially offset by a modest increase in other trading income. The $7 million increase compared to the first quarter of 2013 was primarily driven by a decline in mark-to-market valuation losses on the Company's fair value debt.
Other noninterest income was $38 million for the current quarter compared to $55 million for the prior quarter and $44 million for the first quarter of 2013. The $17 million sequential quarter decrease was partially driven by gains realized on certain asset sales in the fourth quarter of 2013.

Noninterest Expense
Noninterest expense for the current quarter was $1.4 billion which was stable compared to the prior quarter and the first quarter of 2013. The current quarter included seasonally higher employee compensation and benefits expense and a $36 million impairment of certain legacy affordable housing assets. Offsetting these cost increases in the current quarter were broad-based declines in almost all expense categories due to declines in cyclical costs and a continued focus on expense management.
Employee compensation and benefits expense was $800 million in the current quarter compared to $723 million in the prior quarter and $759 million in the first quarter of 2013. The sequential quarter increase of $77 million was primarily the result of the seasonal increase in employee benefits and FICA taxes. The $41 million increase from the first quarter of 2013 was due to an incentive accrual reversal recorded in the first quarter of 2013 and higher salaries related to targeted hiring in certain businesses.
Operating losses were $21 million in the current quarter compared to $42 million in the prior quarter and $39 million in the first quarter of 2013. The decrease compared to both prior periods was due to lower costs associated with legacy mortgage and other legal related matters.
Outside processing and software expense was $170 million in the current quarter compared to $191 million in the prior quarter and $178 million in the first quarter of 2013. The $21 million sequential quarter decrease was partially due to declines in vendor-related costs and lower utilization of third party services. The $8 million decrease compared to the first quarter of 2013 was primarily due to lower mortgage production volume.
Marketing and customer development expense was $25 million in the current quarter compared to $40 million in the prior quarter and $30 million in the first quarter of 2013. The $15 million decrease compared to the prior quarter was due to seasonally higher advertising expenses during the fourth quarter. FDIC insurance and regulatory expense was $40 million in the current quarter compared to $41 million in the prior quarter and $54 million in the first quarter of 2013. The $14 million decrease compared to the first quarter of 2013 was due to a decrease in the assessment rate, reflecting the Company's reduced risk profile.
Other noninterest expense was $168 million in the current quarter compared to $187 million in the prior quarter and $153 million in the first quarter of 2013. The $19 million sequential quarter decrease was primarily driven by declines in collection, credit services, legal, and consulting expenses, partially offset by the aforementioned $36 million legacy asset impairment. The $15 million increase from the first quarter of 2013 was primarily driven by the aforementioned impairment charge.
Income Taxes
For the current quarter, the Company recorded an income tax provision of $125 million compared to $138 million for the prior quarter and $161 million for the first quarter of 2013. The effective tax rate was 24% in the current quarter compared to 25% in the prior quarter and 31% in the first quarter of 2013. The effective tax rate in the current and prior quarter was favorably impacted by certain discrete items.
Also during the current quarter, the Company adopted recently issued accounting guidance that resulted in the amortization expense of investments in low income housing properties being classified in the income tax provision, whereas the amortization was previously recorded in noninterest expense.  Prior periods have been restated to conform to this new accounting guidance, resulting in a reduction in noninterest expense and increase in income tax provision of $16 million and $10 million for the prior quarter and first quarter of 2013, respectively. The adoption of the recently issued accounting guidance had no impact on net income or earnings per share.

Balance Sheet
At March 31, 2014, the Company had total assets of $179.5 billion and shareholders’ equity of $21.8 billion, representing 12% of total assets. Book value per share was $39.44 and tangible book value per common share was $27.82, up 2% and 3%, respectively compared to December 31, 2013. The increase was primarily due to retained earnings growth.
Loans
Average performing loans were $127.6 billion for the current quarter, an increase of $2.9 billion, or 2%, from the prior quarter driven by a $2.1 billion, or 4%, increase in C&I loans and a $545 million, or 11%, increase in commercial real estate loans. Compared to the first quarter of 2013, average performing loans increased $8.2 billion, or 7%, with broad-based growth across most portfolios.
Deposits
Average client deposits for the current quarter were $128.4 billion compared to $127.5 billion in the prior quarter and $127.7 billion in the first quarter of 2013. Average client deposits increased $936 million during the current quarter due to a $1.2 billion, or 5%, increase in NOW balances, which was partially offset by a decline in average time deposit balances. Compared to the first quarter of 2013, average client deposits increased $741 million. The growth was driven by increases of $1.3 billion in NOW account balances and $1.0 billion in demand deposits, and was partially offset by a $1.8 billion, or 12%, decrease in average time deposits.
Capital and Liquidity
The Company’s estimated capital ratios are well above current regulatory requirements with Tier 1 capital and Tier 1 common ratios at an estimated 10.85% and 9.90%, respectively, at March 31, 2014. The ratios of total average equity to total average assets and tangible equity to tangible assets were 12.28% and 9.01%, respectively, at March 31, 2014, both slightly increased compared to the prior quarter. The Company continues to have substantial available liquidity provided in the form of its client deposit base, cash, its portfolio of high-quality government-backed securities, and other available funding sources.
During the first quarter, the Company declared a common stock dividend of $0.10 per common share, consistent with the prior quarter and up $0.05 per share from the first quarter of 2013. Additionally, during the current quarter, the Company repurchased $50 million of its common stock.
In March, the Company announced that the Federal Reserve had completed its review of the Company's capital plan and did not object to the Company's capital plan. The Company plans to repurchase up to $450 million of its common stock between the second quarter of 2014 and the first quarter of 2015. Additionally, subject to Board approval, the Company intends to increase its quarterly common stock dividend to $0.20 per common share from the current $0.10 per common share, and maintain the current level of dividend payments on its preferred stock.
Asset Quality
Asset quality continued to improve as total nonperforming assets were $1.1 billion at March 31, 2014, declining 6% compared to the prior quarter. Nonperforming loans totaled $925 million at March 31, 2014, a decrease of 5% relative to the prior quarter. At March 31, 2014, the percentage of nonperforming loans to total loans was 0.72%, a decrease from 0.76% and 1.21% at December 31, 2013 and March 31, 2013, respectively. Other real estate owned totaled $151 million at March 31, 2014, an 11% decrease from the prior quarter and a decrease of 32% from the prior year.
Net charge-offs were $110 million during the current quarter compared to $128 million for the prior quarter and $226 million during the first quarter of 2013. The decrease in net charge-offs compared to the prior quarter and first quarter of 2013 was primarily driven by lower residential and commercial loan net charge-offs. The ratio of annualized net charge-offs to total average loans was 0.35% during the current quarter compared to 0.40% during the prior quarter and 0.76% during the first quarter of 2013. The provision for credit losses was $102 million, which was relatively stable compared to the prior quarter as improvements in asset quality were offset by loan growth. The provision for credit losses declined $110 million from the first quarter of 2013 as the improvement in asset quality more than offset the impact of loan growth on the allowance for loan losses.
At March 31, 2014, the allowance for loan losses was $2.0 billion and represented 1.58% of total loans, a $4 million and two basis point decrease, respectively from December 31, 2013. The slight decline in the allowance to total loans ratio was due to modest asset quality improvements in the first quarter.
Early stage delinquencies decreased seven basis points from the prior quarter to 0.67% at March 31, 2014. The decline was primarily due to consumer and mortgage loans. Excluding government-guaranteed loans, early stage delinquencies were 0.32%, down four basis points from the prior quarter.
Accruing restructured loans totaled $2.8 billion, and nonaccruing restructured loans totaled $0.4 billion at March 31, 2014, of which $2.9 billion of restructured loans related to residential loans, $0.1 billion were commercial loans, and $0.1 billion related to consumer loans.

BUSINESS SEGMENT FINANCIAL PERFORMANCE
Business Segment Results
The Company has included business segment financial tables as part of this financial information on the Investor Relations portion of its website at www.suntrust.com/investorrelations. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and generally accepted accounting principles ("GAAP"), certain matched-maturity funds transfer pricing credits and charges, as well as equity and its related impact. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables which are also included herein and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available on the Investor Relations portion of the Company’s website at www.suntrust.com/investorrelations. This information is also included in a current report on Form 8-K filed with the SEC today.
Important Cautionary Statement About Forward-Looking Statements

This financial information includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this financial information. In this financial information, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This financial information contains forward-looking statements. Statements regarding estimates of the after-tax financial impact of various legal and regulatory matters, potential future share repurchases, and future expected dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. The estimated financial impact of these legal and regulatory matters depends upon (1) the successful negotiation, execution, and delivery of definitive agreements in several matters, (2) the ultimate resolution of certain legal matters which are not yet complete, (3) management’s assumptions about the extent to which such amounts may be deducted for tax purposes, (4) the agreement of other necessary parties, and (5) our assumptions about the extent to which we can provide consumer relief to satisfy our financial obligations as contemplated by the agreements in principle with regulators. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended March 31
	2014	2013
EARNINGS & DIVIDENDS
Net income	$405	$352
Net income available to common shareholders	393	340
Total revenue - FTE [1,2]	2,030	2,114
Total revenue - FTE excluding securities (losses)/gains, net [1,2]	2,031	2,112
Net income per average common share
Diluted	0.73	0.63
Basic	0.74	0.64
Dividends paid per common share	0.10	0.05
CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$176,971	$171,808
Earning assets	157,343	152,471
Loans	128,525	120,882
Intangible assets including MSRs	7,666	7,379
MSRs	1,265	957
Consumer and commercial deposits	128,396	127,655
Brokered time and foreign deposits	2,013	2,170
Total shareholders’ equity	21,727	21,117
Preferred stock	725	725
As of
Total assets	179,542	172,435
Earning assets	158,487	152,783
Loans	129,196	120,804
Allowance for loan and lease losses	2,040	2,152
Consumer and commercial deposits	130,933	127,735
Brokered time and foreign deposits	2,023	2,180
Total shareholders’ equity	21,817	21,194
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.93%	0.83%
Return on average common shareholders’ equity	7.59	6.77
Return on average tangible common shareholders' equity [1]	10.78	9.88
Net interest margin [2]	3.19	3.33
Efficiency ratio [2,4]	66.83	63.97
Tangible efficiency ratio [1,2,4]	66.65	63.68
Effective tax rate [4]	23.61	31.43
Tier 1 common [3]	9.90	10.13
Tier 1 capital [3]	10.85	11.20
Total capital [3]	12.80	13.45
Tier 1 leverage [3]	9.55	9.26
Total average shareholders’ equity to total average assets	12.28	12.29
Tangible equity to tangible assets [1]	9.01	9.00

Book value per common share	$39.44	$37.89
Tangible book value per common share [1]	27.82	26.33
Market price:
High	41.26	29.98
Low	36.23	26.93
Close	39.79	28.81
Market capitalization	21,279	15,563
Average common shares outstanding (000s)
Diluted	536,992	539,862
Basic	531,162	535,680
Full-time equivalent employees	25,925	26,238
Number of ATMs	2,243	2,882
Full service banking offices	1,501	1,574

[1]	See Appendix A for reconcilements of non-GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 common, tier 1 capital, total capital, and tier 1 leverage ratios are estimated as of April 21, 2014.
4 Prior period amounts have been recalculated as a result of the Company’s early adoption of ASU 2014-01, which required retrospective application.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31
	2014	2013
Interest income	$1,336	$1,359
Interest expense	132	138
NET INTEREST INCOME	1,204	1,221
Provision for credit losses	102	212
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,102	1,009
NONINTEREST INCOME
Service charges on deposit accounts	155	160
Trust and investment management income	130	124
Retail investment services	71	61
Other charges and fees	88	89
Investment banking income	88	68
Trading income	49	42
Card fees	76	76
Mortgage production related income	43	159
Mortgage servicing related income	54	38
Other noninterest income	38	44
Net securities (losses)/gains	(1)	2
Total noninterest income	791	863
NONINTEREST EXPENSE
Employee compensation and benefits	800	759
Net occupancy expense	86	89
Outside processing and software	170	178
Equipment expense	44	45
Marketing and customer development	25	30
Amortization of intangible assets	3	6
Operating losses	21	39
FDIC premium/regulatory exams	40	54
Other noninterest expense [1]	168	153
Total noninterest expense	1,357	1,353
INCOME BEFORE PROVISION FOR INCOME TAXES	536	519
Provision for income taxes [1]	125	161
INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	411	358
Net income attributable to noncontrolling interest	6	6
NET INCOME	$405	$352
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$393	$340
Net interest income - FTE [2]	1,239	1,251
Net income per average common share
Diluted	0.73	0.63
Basic	0.74	0.64
Cash dividends paid per common share	0.10	0.05
Average common shares outstanding (000s)
Diluted	536,992	539,862
Basic	531,162	535,680

1 Amortization expense related to affordable housing investment costs is recognized in provision for income taxes for each of the periods presented. Prior to the first quarter of 2014, these amounts were recognized in other noninterest expense.
2 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands) (Unaudited)

	March 31	December 31
	2014	2013
ASSETS
Cash and due from banks	$6,978	$4,258
Federal funds sold and securities borrowed or purchased under agreements to resell	907	983
Interest-bearing deposits in other banks	22	22
Trading assets and derivatives	4,848	5,040
Securities available for sale	23,302	22,542
Loans held for sale	1,488	1,699
Loans held for investment:
Commercial and industrial	58,828	57,974
Commercial real estate	5,961	5,481
Commercial construction	920	855
Residential mortgages - guaranteed	3,295	3,416
Residential mortgages - nonguaranteed	24,331	24,412
Residential home equity products	14,637	14,809
Residential construction	532	553
Consumer student loans - guaranteed	5,533	5,545
Consumer other direct	3,109	2,829
Consumer indirect	11,339	11,272
Consumer credit cards	711	731
Total loans held for investment	129,196	127,877
Allowance for loan and lease losses	(2,040)	(2,044)
Net loans held for investment	127,156	125,833
Goodwill	6,377	6,369
Other intangible assets	1,282	1,334
Other real estate owned	151	170
Other assets	7,031	7,085
Total assets [1]	$179,542	$175,335
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$39,792	$38,800
Interest-bearing consumer and commercial deposits:
NOW accounts	29,151	28,164
Money market accounts	43,196	41,873
Savings	6,217	5,842
Consumer time	8,102	8,475
Other time	4,475	4,581
Total consumer and commercial deposits	130,933	127,735
Brokered time deposits	2,023	2,024
Foreign deposits	—	—
Total deposits	132,956	129,759
Funds purchased	1,269	1,192
Securities sold under agreements to repurchase	2,133	1,759
Other short-term borrowings	5,277	5,788
Long-term debt	11,565	10,700
Trading liabilities and derivatives	1,041	1,181
Other liabilities	3,484	3,534
Total liabilities	157,725	153,913
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	725	725
Common stock, $1.00 par value	550	550
Additional paid in capital	9,107	9,115
Retained earnings	12,278	11,936
Treasury stock, at cost, and other	(643)	(615)
Accumulated other comprehensive (loss)/income	(200)	(289)
Total shareholders’ equity	21,817	21,422
Total liabilities and shareholders’ equity	$179,542	$175,335

Common shares outstanding	534,780	536,097
Common shares authorized	750,000	750,000
Preferred shares outstanding	7	7
Preferred shares authorized	50,000	50,000
Treasury shares of common stock	15,141	13,824
1 Includes earning assets of $158,487 and $156,856 at March 31, 2014 and December 31, 2013, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	March 31, 2014			March 31, 2013
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Commercial and industrial - FTE [1]	$58,287	$538	3.74%	$53,763	$556	4.20%
Commercial real estate	5,616	41	2.93	4,092	35	3.50
Commercial construction	894	7	3.31	663	6	3.75
Residential mortgages - guaranteed	3,351	30	3.62	4,079	27	2.62
Residential mortgages - nonguaranteed	23,933	242	4.05	22,386	238	4.25
Home equity products	14,516	129	3.59	14,363	129	3.64
Residential construction	485	5	4.40	615	7	4.61
Guaranteed student loans	5,523	50	3.70	5,397	52	3.92
Other direct	2,959	31	4.25	2,398	26	4.43
Indirect	11,299	91	3.25	10,996	96	3.53
Credit cards	716	17	9.56	617	15	9.52
Nonaccrual	946	5	1.98	1,513	11	2.91
Total loans	128,525	1,186	3.74	120,882	1,198	4.02
Securities available for sale:
Taxable	22,422	150	2.68	22,209	140	2.53
Tax-exempt - FTE [1]	264	3	5.25	294	4	5.22
Total securities available for sale	22,686	153	2.71	22,503	144	2.57
Federal funds sold and securities borrowed or purchased under agreements to resell	978	—	—	1,092	—	0.04
Loans held for sale	1,450	15	4.05	3,752	31	3.29
Interest-bearing deposits	22	—	0.13	21	—	0.13
Interest earning trading assets	3,682	17	1.87	4,221	16	1.53
Total earning assets	157,343	1,371	3.53	152,471	1,389	3.70
Allowance for loan and lease losses	(2,037)			(2,178)
Cash and due from banks	5,436			4,462
Other assets	14,827			14,300
Noninterest earning trading assets and derivatives	1,299			1,959
Unrealized gains on securities available for sale, net	103			794
Total assets	$176,971			$171,808
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$27,707	$5	0.07%	$26,383	$5	0.08%
Money market accounts	42,755	13	0.12	42,995	15	0.15
Savings	6,035	—	0.04	5,527	1	0.06
Consumer time	8,318	22	1.08	9,421	27	1.16
Other time	4,533	13	1.19	5,245	18	1.37
Total interest-bearing consumer and commercial deposits	89,348	53	0.24	89,571	66	0.30
Brokered time deposits	2,012	12	2.31	2,087	13	2.61
Foreign deposits	1	—	0.60	83	—	0.15
Total interest-bearing deposits	91,361	65	0.29	91,741	79	0.35
Funds purchased	989	—	0.08	716	—	0.11
Securities sold under agreements to repurchase	2,202	1	0.10	1,705	1	0.19
Interest-bearing trading liabilities	699	5	2.74	723	4	2.21
Other short-term borrowings	5,588	3	0.24	3,721	3	0.29
Long-term debt	11,367	58	2.05	9,357	51	2.22
Total interest-bearing liabilities	112,206	132	0.48	107,963	138	0.52
Noninterest-bearing deposits	39,048			38,084
Other liabilities	3,524			4,016
Noninterest-bearing trading liabilities and derivatives	466			628
Shareholders’ equity	21,727			21,117
Total liabilities and shareholders’ equity	$176,971			$171,808
Interest Rate Spread			3.05%			3.17%
Net Interest Income - FTE [1]		$1,239			$1,251
Net Interest Margin [2]			3.19%			3.33%

1 The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended March 31

	2014	2013
CREDIT DATA
Allowance for credit losses - beginning	$2,094	$2,219
(Benefit)/provision for unfunded commitments	(4)	8
Provision for loan losses:
Commercial	39	64
Residential	48	112
Consumer	19	28
Total provision for loan losses	106	204
Charge-offs:
Commercial	(33)	(60)
Residential	(85)	(178)
Consumer	(33)	(35)
Total charge-offs	(151)	(273)
Recoveries:
Commercial	14	15
Residential	17	22
Consumer	10	10
Total recoveries	41	47
Net charge-offs	(110)	(226)
Allowance for credit losses - ending	$2,086	$2,205
Components:
Allowance for loan and lease losses	$2,040	$2,152
Unfunded commitments reserve	46	53
Allowance for credit losses	$2,086	$2,205
Net charge-offs to average loans (annualized):
Commercial	0.12%	0.32%
Residential	0.64	1.48
Consumer	0.47	0.52
Total net charge-offs to total average loans	0.35%	0.76%

Period Ended	March 31, 2014	December 31, 2013
Nonaccrual/nonperforming loans:
Commercial	$229	$247
Residential	684	712
Consumer	12	12
Total nonaccrual/nonperforming loans	925	971
Other real estate owned (“OREO”)	151	170
Other repossessed assets	7	7
Nonperforming loans held for sale ("LHFS")	12	17
Total nonperforming assets	$1,095	$1,165
Accruing restructured loans	$2,783	$2,749
Nonaccruing restructured loans	358	391
Accruing loans past due > 90 days (guaranteed)	1,095	1,180
Accruing loans past due > 90 days (non-guaranteed)	42	48
Accruing LHFS past due > 90 days	1	—
Nonperforming loans to total loans	0.72%	0.76%
Nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	0.85	0.91
Allowance to period-end loans [1,2]	1.58	1.60
Allowance to period-end loans, excluding government guaranteed loans [1,2,3]	1.70	1.72
Allowance to nonperforming loans [1,2]	223	212
Allowance to annualized net charge-offs [1]	4.56x	4.03x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-GAAP performance measures.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$17	$899	$40	$956
Amortization	(3)	—	(3)	(6)
Mortgage servicing rights (“MSRs”) originated	—	110	—	110
Fair value changes due to inputs and assumptions [1]	—	90	—	90
Other changes in fair value [2]	—	(74)	—	(74)
Balance, March 31, 2013	$14	$1,025	$37	$1,076

Balance, beginning of period	$4	$1,300	$30	$1,334
Amortization	(1)	—	(2)	(3)
MSRs originated	—	32	—	32
Fair value changes due to inputs and assumptions [1]	—	(46)	—	(46)
Other changes in fair value [2]	—	(35)	—	(35)
Balance, March 31, 2014	$3	$1,251	$28	$1,282
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-GAAP MEASURES APPENDIX A TO THE FINANCIAL INFORMATION (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended
	March 31	March 31
	2014	2013
NON-GAAP MEASURES PRESENTED IN THE FINANCIAL INFORMATION [1]
Net interest income	$1,204	$1,221
Taxable-equivalent adjustment	35	30
Net interest income - FTE	1,239	1,251
Noninterest income	791	863
Total revenue - FTE	2,030	2,114
Securities losses/(gains), net	1	(2)
Total revenue - FTE excluding net securities (losses)/gains [2]	$2,031	$2,112
Noninterest income	$791	$863
Securities losses/(gains), net	1	(2)
Noninterest income excluding net securities (losses)/gains [2]	$792	$861
Return on average common shareholders’ equity	7.59%	6.77%
Effect of removing average intangible assets, excluding MSRs	3.19	3.11
Return on average tangible common shareholders' equity [3]	10.78%	9.88%
Efficiency ratio [4,9]	66.83%	63.97%
Impact of excluding amortization of intangible assets	(0.18)	(0.29)
Tangible efficiency ratio [5,9]	66.65%	63.68%

	March 31	December 31
	2014	2013
Total shareholders' equity	$21,817	$21,422
Goodwill, net of deferred taxes of $193 million and $186 million, respectively	(6,184)	(6,183)
Other intangible assets, net of deferred taxes of $1 million and $2 million, respectively, and MSRs	(1,281)	(1,332)
MSRs	1,251	1,300
Tangible equity	15,603	15,207
Preferred stock	(725)	(725)
Tangible common equity	$14,878	$14,482
Total assets	$179,542	$175,335
Goodwill	(6,377)	(6,369)
Other intangible assets including MSRs	(1,282)	(1,334)
MSRs	1,251	1,300
Tangible assets	$173,134	$168,932
Tangible equity to tangible assets [6]	9.01%	9.00%
Tangible book value per common share [7]	$27.82	$27.01

Total loans	$129,196	$127,877
Government guaranteed loans	(8,828)	(8,961)
Loans held at fair value	(299)	(302)
Total loans, excluding government guaranteed and fair value loans	$120,069	$118,614
Allowance to total loans, excluding government guaranteed and fair value loans [8]	1.70%	1.72%
1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. Additionally, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 SunTrust presents total revenue - FTE excluding net securities gains/losses and noninterest income excluding net securities gains/losses. The Company believes revenue and noninterest income without net securities gains and losses is more indicative of the Company’s performance because it isolates income and losses that are primarily client relationship and client transaction driven and is more indicative of normalized operations.
3 SunTrust presents return on average tangible common shareholders' equity to exclude intangible assets, except for MSRs. The Company believes this measure is useful to investors because, by removing the effect of intangible assets, except for MSRs, (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry who present a similar measure. The Company also believes that removing intangible assets, except for MSRs, is a more relevant measure of the return on the Company's common shareholders' equity.
4 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
5 SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
6 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.

7 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
8 SunTrust presents a ratio of allowance to total loans, excluding government guaranteed and fair value loans. The Company believes that the exclusion of loans that are held at fair value with no related allowance and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss better depicts the allowance relative to loans that are covered by it.
9 Prior period amounts have been recalculated as a result of the Company’s early adoption of ASU 2014-01, which required retrospective application.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended March 31 [1]
	2014	2013
Statements of Income:
Net interest income	$641	$649
FTE adjustment	—	—
Net interest income - FTE	641	649
Provision for credit losses [2]	53	92
Net interest income - FTE - after provision for credit losses	588	557
Noninterest income before securities gains/(losses)	361	357
Securities gains/(losses), net	—	—
Total noninterest income	361	357
Noninterest expense before amortization of intangible assets	707	699
Amortization of intangible assets	2	5
Total noninterest expense	709	704
Income - FTE - before provision for income taxes	240	210
Provision for income taxes	88	77
FTE adjustment	—	—
Net income including income attributable to noncontrolling interest	152	133
Less: net income attributable to noncontrolling interest	—	—
Net income	$152	$133

Total revenue - FTE	$1,002	$1,006
Selected Average Balances:
Total loans	$41,262	$40,332
Goodwill	4,262	3,955
Other intangible assets excluding MSRs	22	41
Total assets	46,943	45,376
Consumer and commercial deposits	84,550	85,012
Other Information (End of Period):
Managed (discretionary) assets	$49,944	$52,934
Non-managed assets	55,039	52,190
Total assets under administration	104,983	105,124
Brokerage assets	44,398	41,257
Total assets under advisement	$149,381	$146,381

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended March 31 [1]
	2014	2013
Statements of Income:
Net interest income	$403	$389
FTE adjustment	34	29
Net interest income - FTE	437	418
Provision for credit losses [2]	23	56
Net interest income - FTE - after provision for credit losses	414	362
Noninterest income before securities gains/(losses)	322	306
Securities gains/(losses), net	—	—
Total noninterest income	322	306
Noninterest expense before amortization of intangible assets	454	379
Amortization of intangible assets	1	1
Total noninterest expense	455	380
Income - FTE - before provision for income taxes	281	288
Provision for income taxes	57	64
FTE adjustment	34	29
Net income including income attributable to noncontrolling interest	190	195
Less: net income attributable to noncontrolling interest	1	4
Net income	$189	$191

Total revenue - FTE	$759	$724
Selected Average Balances:
Total loans	$58,934	$52,494
Goodwill	2,107	2,414
Other intangible assets excluding MSRs	10	12
Total assets	70,467	65,407
Consumer and commercial deposits	42,094	39,115
Other Information (End of Period): [3]
Managed (discretionary) assets	$45,010	$44,620
Non-managed assets	—	—
Total assets under administration	45,010	44,620
Total assets under advisement	$45,010	$44,620

[1]	Prior year results have been restated to include the effect of moving small business banking from Wholesale Banking to Consumer Banking and Private Wealth Management during the second quarter of 2013.
2 Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.
3 Reflects the assets under administration for Ridgeworth clients.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2014	2013
Statements of Income:
Net interest income	$134	$127
FTE adjustment	—	—
Net interest income - FTE	134	127
Provision for credit losses [1]	26	64
Net interest income - FTE - after provision for credit losses	108	63
Noninterest income before securities gains/(losses)	100	198
Securities gains/(losses), net	—	—
Total noninterest income	100	198
Noninterest expense before amortization of intangible assets	187	269
Amortization of intangible assets	—	—
Total noninterest expense	187	269
Income/(loss) - FTE - before provision/(benefit) for income taxes	21	(8)
Provision/(benefit) for income taxes	6	(4)
FTE adjustment	—	—
Net income/(loss) including income attributable to noncontrolling interest	15	(4)
Less: net income attributable to noncontrolling interest	—	—
Net income/(loss)	$15	($4)

Total revenue - FTE	$234	$325
Selected Average Balances:
Total loans	$28,287	$27,996
Goodwill	—	—
Other intangible assets excluding MSRs	—	—
Total assets	31,550	33,185
Consumer and commercial deposits	1,887	3,517
Mortgage Servicing Data (End of Period):
Total loans serviced	$135,180	$142,203
Total loans serviced for others	105,746	111,973

[1]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2014	2013
Statements of Income:
Net interest income	$26	$56
FTE adjustment	1	1
Net interest income - FTE	27	57
Provision for credit losses	—	—
Net interest income - FTE - after provision for credit losses	27	57
Noninterest income before securities (losses)/gains	9	—
Securities (losses)/gains, net	(1)	2
Total noninterest income	8	2
Noninterest expense before amortization of intangible assets	6	—
Amortization of intangible assets	—	—
Total noninterest expense	6	—
Income - FTE - before (benefit)/provision for income taxes	29	59
(Benefit)/provision for income taxes	(26)	24
FTE adjustment	1	1
Net income including income attributable to noncontrolling interest	54	34
Less: net income attributable to noncontrolling interest	5	2
Net income	$49	$32

Total revenue - FTE	$35	$59
Selected Average Balances:
Total loans	$42	$60
Securities available for sale	22,585	22,315
Other intangible assets excluding MSRs	—	—
Total assets	28,011	27,840
Consumer and commercial deposits	(135)	11